Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended May 31,				For the Five Months Ended May 31,
		As a %		As a %		As a %		As a %
	2006	of Total	2005	of Total	2006 (B)	of Total	2005	of Total
Non-conforming production volume
Non-conforming
Wholesale (A)	$ 853,284	86%	$ 602,357	77%	$ 2,894,722	81%	$ 2,628,183	78%
Correspondent/Bulk	41,006	4%	42,832	5%	280,856	8%	208,528	6%
Retail (C)	93,134	10%	139,239	18%	414,618	11%	546,652	16%
Total non-conforming production volume	$ 987,424	100%	$ 784,428	100%	$ 3,590,196	100%	$ 3,383,363	100%

# of funding days in the month	22		21		104		104
Average originations per funding day	$ 44,883		$ 37,354		$ 34,521		$ 32,532

Retail production volume (C)
Non-conforming
Sold to non-affiliates	$ 10,958	9%	$ 56,149	23%	$ 73,629	12%	$ 393,993	30%
Retained by NMI	93,134	81%	139,239	56%	414,618	71%	546,652	42%
Total non-conforming	104,092	90%	195,388	79%	488,247	83%	940,645	72%

Conforming/Government	10,985	10%	50,872	21%	98,680	17%	355,726	28%

Total retail production volume	$ 115,077	100%	$ 246,260	100%	$ 586,927	100%	$ 1,296,371	100%

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended 5/31/2006				For the Month Ended 4/30/2006				For the Month Ended 3/31/2006 (A)
	Weighted	Weighted	Weighted		Weighted	Weighted	Weighted		Weighted	Weighted	Weighted
	Average	Average	Average	Percent	Average	Average	Average	Percent	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.71%	82.8%	701	28%	7.65%	82.7%	699	29%	7.76%	82.5%	700	31%
620 to 659	8.52%	83.2%	639	21%	8.44%	82.6%	639	22%	8.47%	82.7%	639	23%
580 to 619	9.04%	83.5%	598	26%	8.94%	83.0%	598	25%	8.86%	82.8%	598	23%
540 to 579	9.43%	81.0%	559	16%	9.39%	80.2%	559	16%	9.35%	80.1%	560	16%
539 and below	9.83%	77.6%	527	9%	9.77%	76.6%	527	8%	9.68%	75.8%	527	7%

	8.70%	82.3%	622	100%	8.59%	81.9%	625	100%	8.57%	81.7%	627	100%

Summary by Program Type
2-Year Fixed	9.21%	82.9%	603	49%	9.07%	82.5%	606	51%	8.91%	81.6%	608	56%
2-Year Fixed Interest-only	8.12%	81.2%	658	12%	8.13%	80.8%	658	15%	8.00%	81.4%	665	16%
3-Year Fixed	8.45%	75.0%	608	1%	8.39%	79.8%	634	0%	8.54%	77.0%	619	1%
3-Year Fixed Interest-only	7.94%	80.7%	648	0%	7.94%	80.4%	669	0%	7.56%	71.5%	633	0%
5-Year Fixed	7.71%	75.4%	653	0%	8.03%	72.0%	632	0%	7.87%	74.1%	685	0%
5-Year Fixed Interest-only	7.46%	74.0%	689	0%	7.92%	80.0%	640	0%	7.59%	76.6%	666	0%
15-Year Fixed	9.51%	78.8%	647	1%	9.27%	80.4%	639	1%	9.19%	82.1%	648	1%
30-Year Fixed	8.55%	76.6%	619	10%	8.49%	76.3%	622	11%	8.44%	77.5%	626	11%
30-Year Fixed Interest-only	8.11%	75.3%	653	1%	7.81%	72.1%	638	0%	8.00%	81.0%	680	0%
Other Products	9.17%	85.6%	632	22%	9.02%	85.8%	636	18%	9.56%	89.1%	648	12%
MTA	1.92%	78.2%	695	4%	1.96%	77.5%	699	4%	1.86%	76.0%	704	3%

	8.70%	82.3%	622	100%	8.59%	81.9%	625	100%	8.57%	81.7%	627	100%
Weighted Average
Coupon Excluding MTA	8.98%				8.84%				8.78%
(A)	Does not include approximately $987 million in bulk purchased MTA loans during the period.